Exhibit 99.1

Contact:	Charles Lambert
Finance Director
Medical Properties Trust
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST COMPLETES
TWO INVESTMENTS IN THE LOS ANGELES AREA
     Birmingham, Ala., July 31, 2006 — Medical Properties Trust, Inc. (NYSE: MPW) announced today that it has made two first mortgage loans with an initial value of $65 million in connection with two general acute care hospitals in the southern California area.
     The two hospitals are the Centinela Campus (“Centinela”) and Marina Campus (“Marina”) of the Centinela Freeman Regional Medical Center. Centinela, is a 369 bed hospital located in Ingelwood, California with approximately 349,000 square feet with two eight-story patient towers. Marina is a 166 bed hospital located in Marina del Ray, California with 104,000 square feet.
     MPT has provided a $25 million loan secured by a first mortgage on the Centinela property and a $40 million loan secured by a first mortgage on the Marina property. The borrower may increase the loan amount secured by the Centinela facility to a maximum amount of $80 million within the first five years of the term upon achieving certain financial performance measures and satisfaction of other conditions.
     Terms and conditions of the loans are similar to those of other MPT transactions that are structured as sale/leasebacks. Specifically, the loans are payable interest only for a term of 15 years, with principal due at maturity, certain early payment options under specified conditions. The loans also provide for opportunities for MPT to participate in any increases in the fair value of the mortgaged real estate. The loans’ interest rates will increase annually by an inflationary rate.
     “We are delighted to have finalized these transactions after extensive due diligence during the past two quarters,” said Edward K. Aldag, Jr., Chairman, President and CEO. “Adding these two properties to the MPT portfolio will have a meaningful impact to our funds from operations, and further diversifies our operator and property holdings.

     “We remain confident that we can meet our target of $200 plus million in existing property acquisitions in 2006. We are, however, disappointed with the timing of our total acquisitions so far this year. We recently turned down the acquisition of two properties after spending a considerable amount of time on due diligence, which along with summer scheduling difficulties has led to a slower pace than anticipated,” said Aldag. “We continue to review acquisition opportunities on a regular basis and anticipate additional properties being added to the MPT portfolio very soon, pending final negotiations.”
     MPT is scheduled to report its second quarter results after the market closes on August 9, 2006.
About Medical Properties Trust, Inc.
Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should’ and variations of such words an similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, future operations of the borrowers under the Centinela and Marina loans, rates of inflation, any possible increase in the value of the loan collateral and any future acquisitions of healthcare real estate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2005. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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